The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Large - Cap Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to an unfunded rolling position in E - Mini ® S&P 500 ® futures (the “Futures Contracts”), which reference the S&P 500 ® Index (the “Constituent”), while targeting a level of implied volatility, with a maximum exposure to the Futures Contracts of 500% and a minimum exposure to t he Futures Contracts of 0%. The Index is subject to a 6.0% per annum daily deduction. The Constituent consists of stocks of 50 0 companies selected to provide a performance benchmark for the U.S. equity markets. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): The MerQube US Large - Cap Vol Advantage Index (Bloomberg ticker: MQUSLVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily. Pricing Date: April 28, 2026 Final Review Date: April 28, 2031 Maturity Date: May 1, 2031 Review Dates: Quarterly (after an initial one - year non - call period) Barrier Amount: 50.00% of the Initial Value Call Value: 100.00% of the Initial Value CUSIP: 46660T5F3 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/46660T5F3/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $870.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. You may lose a significant portion or all of your principal at maturity. Any payment on the notes is subject to the credit ri sk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing level of the Index on any Review Date is greater than or equal to the Call Value, the notes will be automatica lly called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes . Payment at Maturity If the notes have not been automatically called and the Final Value is greater than or equal to the Barrier Amount, your paym ent at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Absolute Index Return) This payout formula results in an effective cap of 50.00% on your return at maturity if the Index Return is negative. Under t hes e limited circumstances, your maximum payment at maturity is $1,500.00 per $1,000 principal amount note. If the notes have not been automatically called and the Final Value is less than the Barrier Amount, your payment at maturity pe r $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Index Return) If the notes have not been automatically called and the Final Value is less than the Barrier Amount, you will lose more than 50. 00% of your principal amount at maturity and could lose all of your principal amount at maturity. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement, Annex A to the prospectus addendum and " Sel ected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospectus supplement, p ros pectus and prospectus addendum. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 5yNC1y Dual Directional Review Notes Linked to the MerQube US Large - Cap Vol Advantage Index North America Structured Investments * In each case, to be determined on the Pricing Date, but not less than the applicable minimum Call Premium listed. ** Not all Review Dates reflected. Reflects a Call Premium of 16.75% per annum. The Call Premium will be determined on the Pricing Date and will not be less than 16.75% per annum. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment on the applicable payment date per $1,000 principal amount note to $1,000. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary pricing supplement. Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product suppleme nt no. 4 - I dated April 13, 2023, the underlying supplement no. 5 - III dated March 5, 2025 and the prospectus addendum dated June 3, 2024 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated April 14, 2026 Rule 424(b)(3) Call Premium* Review Date Call Premium* Review Date At least 54.4375% Tenth At least 16.7500% First At least 58.6250% Eleventh At least 20.9375% Second At least 62.8125% Twelfth At least 25.1250% Third At least 67.0000% Thirteenth At least 29.3125% Fourth At least 71.1875% Fourteenth At least 33.5000% Fifth At least 75.3750% Fifteenth At least 37.6875% Sixth At least 79.5625% Sixteenth At least 41.8750% Seventh At least 83.7500% Final At least 46.0625% Eighth At least 50.2500% Ninth Total Return at Final Review Date Total Return at Seventh Review Date Total Return at Fourth Review Date Total Return at First Review Date Absolute Index Return at Review Date Index Return at Review Date 83.75% 41.875% 29.3125% 16.75% N/A 100.00% 83.75% 41.875% 29.3125% 16.75% N/A 80.00% 83.75% 41.875% 29.3125% 16.75% N/A 40.00% 83.75% 41.875% 29.3125% 16.75% N/A 20.00% 83.75% 41.875% 29.3125% 16.75% N/A 10.00% 83.75% 41.875% 29.3125% 16.75% N/A 0.00% 0.01% N/A N/A N/A 0.01% - 0.01% 5.00% N/A N/A N/A 5.00% - 5.00% 10.00% N/A N/A N/A 10.00% - 10.00% 15.00% N/A N/A N/A 15.00% - 15.00% 20.00% N/A N/A N/A 20.00% - 20.00% 40.00% N/A N/A N/A 40.00% - 40.00% 50.00% N/A N/A N/A 50.00% - 50.00% - 50.01% N/A N/A N/A N/A - 50.01% - 60.00% N/A N/A N/A N/A - 60.00% - 80.00% N/A N/A N/A N/A - 80.00% - 100.00% N/A N/A N/A N/A - 100.00% Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity**

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The level of the Index will include a 6.0% per annum daily deduction. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The appreciation potential of the notes is limited to any Call Premium Amount paid on the notes. • Your maximum gain on the notes is limited by the Barrier Amount if the notes have not been automatically called and the Index Return is negative. • The benefit provided by the Barrier Amount may terminate on the final Review Date. • The automatic call feature may force a potential early exit. • No interest payments, dividend payments or voting rights. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Risks Relating to Conflicts of Interest • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • Our affiliate, JPMS, worked with MerQube in developing the guidelines and policies governing the composition and calculation of the Index. Selected Risks (continued) Risks Relating to the Estimated Value and Secondary Market Prices of the Notes • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. Risks Relating to the Index • The Index may not be successful or outperform any alternative strategy. • The Index may not approximate its target volatility. • The Index is subject to risks associated with the use of significant leverage. • The Index may be significantly uninvested. • The Index may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Index. • The Index is an excess return index that does not reflect “total returns.” • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index. • Concentration risks associated with the Index may adversely affect the value of your notes. • The Index is subject to significant risks associated with futures contracts, including volatility. • Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes. • The official settlement price and intraday trading prices of the relevant futures contracts may not be readily available. • Changes in the margin requirements for the futures contracts included in the Index may adversely affect the value of the notes. • The Index was established on February 11, 2022 and may perform in unanticipated ways. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 5yNC1y Dual Directional Review Notes linked to the MerQube US Large - Cap Vol Advantage Index The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.